EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Declares Cash Dividend

Middletown, NY – On November 19, 2021, the Board of Directors of Orange County Bancorp, Inc., the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc., declared a 20¢ cash dividend per share of its common stock. The dividend will be paid on December 15, 2021 to shareholders of record on December 3, 2021.

About Orange County Bancorp, Inc.
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through ongoing innovation and an unwavering commitment to its community and business clientele to more than $2.0 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and was acquired by the Company in 2012.